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FOR IMMEDIATE RELEASE

           Diodes Incorporated Signs Definitive Agreement for Anachip
                                  Acquisition

             o Acquisition expected to be accretive to 2006 earnings

Westlake Village,  California,  December 20, 2005-- Diodes Incorporated (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, announced today it signed a definitive stock purchase agreement to acquire Anachip Corporation, a Taiwanese fabless analog IC company.

Headquartered in the Hsinchu Science Park in Taiwan, Anachip's main product focus is Power Management ICs. Anachip's products are widely used in LCD monitor/TV's, wireless 802.11 LAN access points, brushless DC motor fans, portable DVD players, datacom devices, ADSL modems, TV/satellite set-top boxes, and power supplies.

For the year ended December 31, 2005, revenue from Anachip's Power Management ICs is expected to be approximately US$35 million, generating approximately US$2.5 million in net income, and the acquisition is expected to be accretive to Diodes' 2006 earnings. The all-cash transaction of NT$20 per Anachip share (approximately US$30 million) is expected to in close mid-January 2006. The selling shareholders include Lite-On Semiconductor Corporation (which owns approximately 60% of Anachip's outstanding capital stock and holds approximately 23% of Diodes, Inc. common stock), and two Taiwanese venture capital firms (together owning approximately 20% of Anachip's stock), as well as current and former Anachip employees.

Commenting on the acquisition, Dr. Keh-Shew Lu, President and CEO of Diodes, Inc., said, "We are looking forward to integrating Anachip into Diodes' strategic business model. We plan to leverage Diodes' discrete component technology, our world-class packaging capabilities and our sales and marketing channels."

The completion of the transaction is subject to the terms of the definitive agreement, the receipt of required approvals and other customary conditions.

About Anachip Corporation
Originally established in 1996, Anachip is an international corporation with worldwide headquarters located in Hsinchu Science Park in Taiwan. This main facility is home to corporate, engineering and testing facilities. In support of its customers, Anachip has sales offices in the Silicon Valley, Seoul Korea, Taipei and Kaohsiung Taiwan, Shenzhen and Shanghai, China, and a worldwide network of authorized distributors in Europe, USA, China, Taiwan, Japan, Korea, and India.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company operates four Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, our newest manufacturing facility in China, Diodes-Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China and Diodes-Shanghai manufacturing focus are on subminiature surface-mount devices destined for wireless devices, notebook, flat panel display, digital camera, mobile handset, set-top box, DC to DC conversion, and automotive applications, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales, warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9001:2000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, including SEC filings, visit the Company's website at http://www.diodes.com.

Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, any forecast of revenues or gross margin. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent;
(ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the Anachip businesses will not be integrated successfully into Diodes Incorporated; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (v) Diodes Incorporated's increased indebtedness after the acquisition, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated
CONTACT:
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600 x 103, e-mail: crocker.coulson@ccgir.com or Carl Wertz, Chief Financial Officer, Diodes, Inc., (805) 446-4800.

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Recent news  releases,  annual  reports,  and SEC filings are  available  at the
Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.


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